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[LOGO]                                                                      NEWS
                                                                         RELEASE


PICO PRODUCTS, INC.
12500 Foothill Blvd.
Lakeview Terrace, CA  91342
(800) 421-6511
FAX (818) 899-1381

                                                        CONTACT:
                                                        Joseph T. (Ted) Kingsley
FOR IMMEDIATE RELEASE                                   (800) 421-6511


              PICO PRODUCTS COMPLETES $6 MILLION PRIVATE PLACEMENT


Lakeview Terrace, California -- November 21, 1996: Pico Products, Inc. (Amex "PPI") announced today the completion of a private placement totaling $6 million with two institutional investors. The private placement includes $5 million of seven-year 12 percent subordinated debentures with Allied Capital Corporation of Washington, D.C. and $1 million of 12 percent redeemable preferred stock with The Sinkler Corporation of Philadelphia, Pennsylvania.

The new capital will be used to finance growth in the U.S., Brazil, and Asia, to develop new products and to acquire new technologies in the telecommunications market. The new capital will also be used to expand trap manufacturing facilities in St. Kitts and to expand engineering facilities in California.

As part of the financing, Allied Capital received warrants to purchase 779,313 shares of the Company's common stock and The Sinkler Corporation received warrants to purchase 155,863 shares of the Company's common stock. The warrants are exercisable at a price of $1.81 per share, the average closing price of the Company stock for the 30 trading days prior to November 21, 1996.

Pico Products, Inc. manufactures and distributes broadband electronic systems and components for the world-wide cable television and telecommunications industry. The Company has facilities in Lakeview Terrace, California; Syracuse, New York; St. Kitts; Taiwan; Hong Kong; Bangkok, Thailand, and Sao Paulo, Brazil.